Exhibit 20(b)




                              (Press)   Guy Esnouf
                                        (1) 610-454-5048

                              (Analyst) Arvind Sood
                                        (1) 610-454-3851



   Rhone-Poulenc Rorer Receives Over 90% of Fisons Shares


COLLEGEVILLE, PA and PARIS, FRANCE (October 27, 1995) --
Rhone-Poulenc Rorer Inc. (NYSE:RPR) announced that it has either bought or received acceptances for a total of over 90% of Fisons shares.

As a result, Rhone-Poulenc Rorer will now be able to purchase under United Kingdom corporate law the remaining
Fisons shares, including those held by U.S. shareholders at a price of 265 pence per share, which is the final price paid in its U.K. offer.

Rhone-Poulenc Rorer Inc. is a global pharmaceutical company dedicated to the discovery, development, manufacture and marketing of innovative human pharmaceuticals. The Company reported sales of $4.5 billion in 1994, and invested more than $600 million in research and development.


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